Exhibit 99.3
April 7, 2011
To the Shareholders of The Howard Hughes Corporation from the Chief Executive Officer:
When Howard Hughes assumed control of the family business in 1924, he was well-positioned for success with a nearly debt-free portfolio of assets. While Howard Hughes’ passions for aviation and the silver screen are legendary, it was his visionary investments in real estate that form the bedrock of our company today. With the benefit of his acumen and vision, he created one of the great American empires of the Twentieth Century. As we publicly launch The Howard Hughes Corporation, the story is much the same. We are well capitalized and own some of the most sought after properties in the nation.
The Howard Hughes Corporation was re-born on November 9, 2010 as an independent, publicly traded real estate company with an irreplaceable collection of assets and a talented team of professionals. Our assets span 18 states from New York to Hawaii. They include best-in-class master planned communities, operating properties with tremendous potential, and a diverse pipeline of strategic development opportunities in some of the country’s most desirable locations. I am honored to have the opportunity to lead a team of more than 175 employees who are committed to making this company a top performing owner and developer of real estate in our industry.
Because I strongly believe in the quality of our people and assets, I have made a substantial personal investment in the company. Throughout my career in real estate, I have always invested my own capital. This commitment to having “skin in the game” is at the core of my investment philosophy and has been critical to my past success. Grant Herlitz, our President, shares this philosophy. It was clear to Grant and me that the only way we could properly lead this company was to make substantial, long-term personal investments. In doing so, we affirmed our belief in the business and our commitment to creating long-term stockholder value. You can be certain that Grant and I will treat your money as if it is our own.
This culture of ownership is further augmented by our board of directors, many of whom have made personal investments in the company. The directors and the companies they represent, along with senior management have invested a combined $269 million of new capital. On a fully diluted basis, this group owns over 43.5% of the company. We are fortunate to have a board of directors with the passion, good judgment, and substantial real estate expertise that will contribute materially to our success.
The Howard Hughes name is synonymous with the relentless pursuit of achievement. We are inspired by that legacy and are systematically assessing and strategically positioning our portfolio. While we are at the start of a long journey together, we look forward to earning your trust as we confront the many challenges ahead.
Pre-Emergence Preparation
While Grant and I were not appointed as President and Chief Executive Officer until November 22, 2010, we gained considerable experience while serving as the company’s interim management. Since early August 2010, our team has tirelessly focused on preparing the company to emerge from the bankruptcy of our parent as an independent entity. We methodically worked to understand all operational facets of the organization, assessed the current and potential value of the assets, and established the infrastructure necessary for future success.

Through this “total immersion” process, we gained a deep knowledge of the assets and the infrastructure, and positioned ourselves to successfully transition the company. I am proud of what our team accomplished and grateful to everyone who helped to make the spin-off a success. Spin-off related initiatives included negotiating the agreements required for a successful separation from GGP; assuming control of development, leasing and asset management; assembling teams in key functions including accounting, human resources, legal and information technology; engaging in an open dialogue with cities, partners and consultants to assess the status of each project; and creating a strong brand identity.
Successfully completing these initiatives made it possible for us to be here today. However, we also understand that these accomplishments are in the past and significant work remains. Since the spin-off, our team has embraced new objectives and is sharply focused on the future.
Team Howard
Ninety-four members of our 177 person team are dedicated to the company’s master planned community business, 51 work with our operating assets, and 32 are at corporate. Those employees dedicated to the master planned community and operating assets have significant tenure. Their history and understanding of the assets have allowed us to achieve a seamless transition.
Our executive team comes from an entrepreneurial culture. While focused on creating value for the company as quickly as possible, we also recognize the importance of process and systems required to efficiently manage the company. Our goal is to balance these disciplines while staying flexible enough to take advantage of opportunities as they arise.
Recently, Andrew Richardson joined HHC as CFO. Andy has also made a substantial, long-term personal investment in the company. I believe our continued practice of substantial investments by corporate officers further strengthens our commitment to the company’s long-term success.
Master Planned Communities
With over 14,000 acres of land remaining to be sold in some of the country’s most dynamic markets, our master planned communities (“MPC’s”) are the core of our current business. This business consists of the ownership, development and sale of property at four communities including three wholly owned MPC’s: Summerlin in Las Vegas, Bridgeland in Houston, and the Maryland region, based in Columbia. The company also owns a substantial ownership interest in The Woodlands in Houston.
The collapse of the national housing market had a significant impact on land sales in our MPC’s. As the market recovers, our communities are well positioned to capitalize. Excessive leverage and lower quality offerings caused many of our competitors to suffer during the downturn. Both the quality of our product and the strength of our balance sheet put our MPC’s in a position to benefit when demand for new homes begins returning to historical norms.
Although the recession has hit the Las Vegas market particularly hard, we are confident that growth will return and absorption will accelerate. To the casual observer, Las Vegas appears to have unlimited land available. In reality, this market is supply constrained due to the topography of the surrounding mountains, land set aside for conservation and recreational purposes, and the federal government’s ownership of the majority of the land surrounding the city. With over 7,000 acres of land remaining, Summerlin is the dominant land owner in the market. Going forward we are well positioned to capture additional market share. Even a modest increase in pricing could result in large increases in revenue compared to historical performance.

Long-term, the MPC’s have the potential to generate the cash flow necessary to accelerate the growth of the company’s strategic development segment. Furthermore, each community possesses additional opportunities for vertical development. We will not only focus on selling land, but will also look for opportunities to joint venture retail, residential and commercial developments with the potential to create recurring income.
Operating Assets
The company’s operating assets are primarily retail properties including South Street Seaport (Manhattan, NY), Ward Centers (Honolulu, HI), various properties in Columbia Town Center (Columbia, MD), Landmark Mall (Alexandria, VA), Riverwalk Marketplace (New Orleans, LA), Rio West Mall (Gallup, NM), Cottonwood Square (Holladay, UT) and Park West (Peoria, AZ).
We are focused on the operational performance of each of these assets, and have hired an experienced and passionate group of leasing professionals to drive income. To date, we have seen significant interest across the portfolio from many national and local retailers for both operating properties and our strategic developments. We are working with our tenants and their customers to ensure that they are receiving the best experience possible when they visit a Howard Hughes property. We are in the process of reducing costs by re-bidding every vendor contract and reviewing every line item in the budget in addition to appealing the property tax value of each asset. These appeals have achieved positive results with reductions to date totaling over $100 million in assessed value.
Strategic Developments
Our Company has a substantial portfolio of large and small-scale developments in our pipeline. These strategic developments provide opportunities for near, mid and long-term value creation. Senior management and the development team are currently assessing the feasibility of each strategic development, and as this occurs, we are beginning to prioritize those opportunities with the greatest development potential. Ward Centers and South Street Seaport are operating properties, but also represent substantial redevelopment opportunities. Notable strategic developments include projects such as Summerlin Centre in Las Vegas, Cottonwood in Salt Lake City, and Ala Moana Tower in Honolulu.
Ward Centers is just one example of the untapped value within our portfolio. Today, this 60-acre property contains 1.1 million square feet of retail, office and industrial space in the heart of urban Honolulu. The company has land use approvals to redevelop the property with up to 9.3 million square feet of mixed-use development. This future development has the potential to expand upon and materially enhance the property’s retail presence. It also presents an opportunity to develop thousands of residential units with unobstructed ocean views in one of the market’s most desirable residential locations.

The Columbia Town Center master plan is another important example of the potential for value creation within the portfolio. While currently a part of our MPC segment, Columbia Town Center has an approved master plan to develop up to 5,500 new residential units, approximately one million square feet of retail, approximately five million square feet of commercial office space and 640 hotel rooms. Columbia Town Center, located in Howard County, Maryland between Baltimore and Washington D.C., has over 261,000 people living within a seven-mile radius with an average annual household income exceeding $120,000.
Depending on the scale, complexity and capital requirements of each asset, we will either develop assets internally or seek joint venture capital or operating partners. We recognize that development projects of significant scale have long-lead times and require a substantial investment of both time and capital. Rest assured that we are being thorough in our due diligence and thoughtful in our analysis so that those projects that are prioritized for development will be structured and financed to maximize value for the company and minimize our risk.
The Future of Howard Hughes
As we look to the future of The Howard Hughes Corporation, there are two simple maxims that apply to our portfolio. First, we recognize the importance of location and quality. South Street Seaport is one of the top five most visited sites in New York City, Ward Centers is 60 acres of fee simple oceanfront land in the heart of Honolulu, and Summerlin Centre is arguably one of the best regional mall sites in the country. When the US economy recovers, those assets that are best located will be primed for development. Second, we understand that down cycles don’t last forever. Current revenue from our Summerlin MPC is well below its long-term average. Even a gradual return to this long-term average will generate significant cash flow for the company.
As a largely unlevered company we have the time and resources to maximize the value of our portfolio. As of December 31, 2010, we held over $285 million in cash versus approximately $318 million of asset-specific, limited recourse debt excluding our proportionate share of The Woodlands debt. With over $3 billion in total assets, the health of our balance sheet allows for flexibility in making investment decisions. Therefore, we will be pragmatic in pursuing only those investments that meet our high return thresholds.
While we are only in our fifth month of existence as a company, we possess a powerful brand, an irreplaceable collection of assets and a sound corporate infrastructure. We have implemented the backbone that has allowed the company to immediately focus on the continued development and execution of its strategic plan.
As we pursue our goal of becoming the preeminent developer of master planned communities and mixed-use properties in the country, we acknowledge that many challenges lie ahead. As with any great endeavor, we know that achieving our goal will take significant time and effort. I am grateful for the hard work and steadfast dedication our team has given thus far.
With exceptional people, irreplaceable assets, and a collective commitment to excellence, The Howard Hughes Corporation is well positioned for success.
David R. Weinreb
Chief Executive Officer

Safe Harbor Statement
Statements made in this release that are not historical facts, including statements accompanied by words such as “will,” “believe,” “may,” “expect” or similar words, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this release related to the company’s future operating performance, the creation of long-term value for our stockholders and progress on some of the company’s larger developments are forward-looking statements. These statements are based on management’s expectations, estimates, assumptions and projections as of the date of this release and are not guarantees of future performance. Actual results may differ materially from those expressed or implied in these statements. Factors that could cause actual results to differ materially are set forth as risk factors in The Howard Hughes Corporation’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2010. The Howard Hughes Corporation cautions you not to place undue reliance on the forward-looking statements contained in this release. The Howard Hughes Corporation does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.